EXHIBITS TO BE FILED BY EDGAR




Exhibits:


                  G     -     Financial Data Schedule.

                  H     -     Capitalization and  Capitalization  Ratios as at
                              June 30, 2000, actual and pro forma.

            (b) Financial Statements:

                  1(a)  -     GPU  (corporate)  Balance  Sheets,  actual and pro
                              forma, as of June 30, 2000, Statements of Income and Retained Earnings, actual and pro forma, for the twelve months ended June 30, 2000; pro forma journal entries.

                  1(b)  -     GPU  Consolidated  Balance Sheets,  actual and pro
                              forma,   as  of  June   30,   2000,   Consolidated
                              Statements of Income and Retained Earnings, actual and pro forma, for the twelve months ended June
                              30, 2000; pro forma journal entries.